     Exhibit 10.15

EXECUTION VERSION

October 26, 2026
Shane O’Connor
By Electronic Mail

Re:    Cintas Merger
Dear Shane:
As you are aware, UniFirst Corporation, a Massachusetts corporation (the “Company”), has entered into an Agreement and Plan of Merger with Cintas Corporation, a Washington corporation (“Parent”), and its wholly owned subsidiaries, Bruin Merger Sub I, Inc., a Delaware corporation (“Merger Sub Inc.”), and Bruin Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub LLC”), pursuant to which Merger Sub Inc. will merge with and into the Company (the “First Merger”), with the Company surviving as a wholly owned subsidiary of Parent (the “Surviving Corporation”), and as part of the same overall transaction, the Surviving Corporation will immediately thereafter merge with and into Merger Sub LLC (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub LLC surviving as a wholly owned subsidiary of Parent (such agreement, the “Merger Agreement”). The Mergers are expected to be completed in the fourth quarter of 2026, although the timing depends on the satisfaction of certain closing conditions, including receipt of regulatory approvals, and may extend into 2027. The closing of the First Merger is referred to in this letter agreement (this “Agreement”) as the “First Effective Time,” and the closing of the Mergers is referred to in this Agreement as the “Closing.” Capitalized terms used but not defined herein are defined in the Merger Agreement.

1.Severance Eligibility.
(a)This Agreement confirms that you are a participant in the Company’s Executive Employment Plan (the “Executive Plan”) and are therefore eligible to receive certain severance benefits if your employment with the Company terminates under the circumstances set forth therein, which include your resignation with “Good Reason” (as defined in the Executive Plan), subject to the terms and conditions set forth in the Executive Plan. Without limiting any other rights that you may have under the Executive Plan, or otherwise, including any rights to claim Good Reason thereunder based on any other fact or circumstance occurring now or in the future, the Company hereby acknowledges and confirms that the consummation of the Mergers (which will constitute a “Change in Control” for purposes of the Executive Plan) will, as of the Closing, constitute and give rise to a material diminution in your duties, authority, and responsibilities without your consent, thereby constituting Good Reason, which the Company will be unable to cure (such that there will be no “Cure Period” (as defined in the Executive Plan)). Further, to assist with post-closing integration and transition matters, the Company hereby agrees to modify the “Good Reason Process” (as defined in the Executive Plan) such that you will have 180 days following the consummation of the Mergers to notify the Company of your resignation from employment with Good Reason due to the consummation of the Mergers.
(b)For the avoidance of doubt and without limiting the generality of the foregoing or any other rights or entitlements that you may have under this Agreement, any Company Benefit Plan, or otherwise, if you resign with Good Reason following the First
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Effective Time and you satisfy the Release Requirement (as defined in the Executive Plan, which you may do by executing and not revoking a release of claims in favor of the Company and Parent in the form attached hereto as Exhibit A), you will be entitled to (i) the severance benefits provided under Section 7 of the Executive Plan, (ii) prorated vesting and payment of all Converted RSUs that you then hold in substitution of any Company RSUs granted to you in 2026, with such proration applied in accordance with the terms and conditions of the applicable award agreement, (iii) full acceleration of vesting and payment of all other Company Equity Awards then held by you, as such Company Equity Awards may be converted into awards denominated in shares of Parent Common Stock in accordance with the Merger Agreement, and (iv) the Retention Bonus (as defined below), to the extent not yet paid to you prior to your employment termination. For the avoidance of doubt, all compensatory payments that you receive under the Executive Plan, this Section 1, or otherwise shall remain subject to any required withholding for applicable federal, state, and local taxes.
2.Retention Bonus.
(a)To recognize your contributions and ensure continuity, in connection with the Mergers, the Company is pleased to offer you a one-time retention bonus opportunity of $1,750,000 (the “Retention Bonus”). The Retention Bonus will be paid in full as soon as reasonably practicable following the 120-day anniversary of the First Effective Time (the “Payment Date”), subject to any required withholding for such federal, state, or local taxes, if you remain actively employed and in good standing with Parent or one of its affiliates as of such Payment Date. If your employment is terminated by your employer without “Cause” (as defined in the Executive Plan) after the First Effective Time or by you with “Good Reason” (as defined in the Executive Plan) after the First Effective Time, in each case, but prior to the Payment Date, you will remain eligible to receive the Retention Bonus, subject to your satisfaction of the Release Requirement, with such Retention Bonus being paid in full as soon as reasonably practicable following the satisfaction of the Release Requirement.
(b)If the Company and Parent abandon the Mergers (the “Abandonment”), the Retention Bonus will instead be paid in two installments with 50% being paid as soon as reasonably practicable following the date of the Abandonment and 50% being paid as soon as reasonably practicable following the six-month anniversary of the Abandonment, subject to your continued active employment in good standing with the Company on each of the respective dates. If your employment is terminated by the Company without Cause or if you resign from your employment with Good Reason, in either case following the Abandonment, you will remain eligible to receive all then-unpaid installments of the Retention Bonus, if any, subject to your satisfaction of the Release Requirement, with such payment being made in full as soon as reasonably practicable following the satisfaction of the Release Requirement.
3.Confidentiality of Agreement. The terms and conditions of this Agreement will remain strictly confidential, except for (i) disclosures to your immediate family and any tax, legal, or other counsel whom you may consult regarding this Agreement, whom you will instruct not to disclose the same, and (ii) disclosures, if any, required by applicable law. Nothing herein will prohibit or restrict you from lawfully making any disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation or to impact your immunity under, or prohibit any disclosures permitted by, 28 U.S.C. Section 1833(b).
4.No Right to Continued Employment; No Rights as Equity Holder. Nothing in this Agreement will confer upon you any right to continued employment with the Company or any of its affiliates (or any particular term or condition of such continued employment) or interfere in any way with the right of the Company to terminate your employment at any time for any or no reason. This Agreement will not in any way entitle you to any rights as an equity holder of the Company or any of its affiliates.
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5.Other Benefits. The Retention Bonus payable hereunder is a special incentive payment to you and will not be taken into account in computing the amount of salary, fees, or compensation for purposes of determining any bonus, incentive, pension, retirement, death, severance, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan or other arrangement of the Company or any of its affiliates.
6.Section 409A. To the extent applicable, it is intended that this Agreement comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”), and this Agreement should be interpreted and administered accordingly. Any provision that would cause this Agreement to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). To the extent that any payment or benefit constitutes a “deferral of compensation” within the meaning of Section 409A and the period for satisfying the Release Requirement begins in one taxable year and ends in a second taxable year, such payment or benefit will be deferred until, and paid without interest promptly following, the later of (x) the satisfaction of the Release Requirement and (y) the Company’s first regular payroll date occurring in the second taxable year. Notwithstanding the foregoing, if on the date of your termination of employment you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent that any payment or benefit constitutes a “deferral of compensation” payable upon a separation from service, the Company will defer such payment or benefit until the earlier of (i) six months and one day after your termination date and (ii) your death. If any such delayed payment is otherwise payable on an installment basis, the first payment occurring after the mandatory deferral contemplated in the immediately preceding sentence will include a catch-up payment covering amounts that would have otherwise been paid during the deferral period but for the application of this provision (without interest), and the Company will pay the balance of the installments in accordance with their original schedule. Notwithstanding the foregoing, in no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.
7.Governing Law; Waiver of Jury Trial. This Agreement and any claim, controversy, or dispute arising under or related to this Agreement or the relationship of the parties will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. IN ADDITION, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT, OR ACTION OF ANY PARTY HERETO.
8.Release; Forfeiture. Upon the payment of any Retention Bonus hereunder and to the extent permitted under applicable law, you, on behalf of yourself and your heirs, administrators, successors, and assigns, will be deemed to have irrevocably and unconditionally released and discharged the Company and each of its affiliates, divisions, and subsidiaries and their respective successors, assigns, and past, present, and future managers, officers, employees, equity holders, partners, members, lenders, representatives, and agents (collectively, the “Released Parties”) from any and all claims in connection with, or in any manner related to or arising under, Section 2 of this Agreement. The Retention Bonus will be automatically forfeited if you violate any non-competition, non-solicitation, or any other restrictive covenants that may be contained in any employment agreement, restrictive covenant agreement, or other agreement between the Company or any of its affiliates and you that is in effect as of the date hereof or entered into in connection with the Mergers or this Agreement, and you hereby reaffirm all such obligations. For the sake of clarity, if you are terminated with Cause or you voluntarily
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terminate your employment with the Company or its affiliates without Good Reason following the Abandonment, you will forfeit any entitlement that you have to any unpaid installments of the Retention Bonus.
9.Severability. If any provision of this Agreement is deemed to be illegal, invalid, or unenforceable for any reason by any court or other dispute-adjudicator with authority and jurisdiction over the Company or Parent, such illegality, invalidity, or unenforceability will not affect the remaining parts hereof, and this Agreement will remain in full force and effect and be construed and enforced as if such illegal, invalid, or unenforceable provision never existed.
10.No Assignment; Successors. This Agreement is personal to each of the parties hereto. Except as provided in this Section 10, or as otherwise provided by applicable law, no party may assign or delegate any rights or obligations hereunder without first obtaining the advance written consent of the other party hereto. Any purported assignment or delegation by you in violation of the foregoing will be null and void ab initio and of no force or effect. The Company may assign this Agreement to a person or entity that is an affiliate of the Company or to any successor to all or substantially all of the business or assets of the Company that assumes in writing, or by operation of law, the obligations of the Company hereunder without your consent (which for the sake of clarity, means that the Company can assign this Agreement to Parent upon the Closing).
11.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.
12.Unfunded Arrangement. This Agreement will be an unfunded arrangement. The Company will not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor will this Agreement be construed as providing for such segregation, nor will the Company be deemed to be a trustee of any cash or rights thereto to be granted under this Agreement. Any liability or obligation of the Company or any of its affiliates to you with respect to the Retention Bonus will be based solely upon any contractual obligations that may be created by this Agreement, and no such liability or obligation of the Company or any of its affiliates will be deemed to be secured by any pledge or other encumbrance on any property of the Company. The Company will not be required to give any security or bond for the performance of any obligation that may be created by this Agreement.
13.Company Discretion; No Obligation to Consummate the Mergers. No provision of this Agreement will be interpreted to impose an obligation on the Company to consummate the Mergers. The decision to consummate the Mergers will be within the sole and absolute discretion of the Company and Parent.
14.Entire Agreement; Amendment. Except as specifically contemplated herein, this Agreement constitutes the entire agreement by you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. The Company may amend, modify, or terminate this Agreement for the purpose of meeting or addressing any changes in legal requirements or for any other purpose reasonably related to the administration of this Agreement, except that no amendment or alteration that would materially adversely affect your rights under this Agreement will be made without your consent.
[Signature Page Follows]
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Sincerely,

UNIFIRST CORPORATION
By: /s/ Steven S. Sintros
 Name: Steven S. Sintros
Title: CEO and President
AGREED AND ACCEPTED:

Dated:     October 26, 2026            /s/ Shane O'Connor
                        Name: Shane O’Connor

Exhibit A

Form of Release

(attached)

GENERAL RELEASE OF CLAIMS AGREEMENT

This General Release of Claims Agreement (this “Agreement”) is provided to me as of [DATE], by UniFirst Corporation (the “UniFirst”). I acknowledge and agree that I am a participant in UniFirst’s Executive Employment Plan (the “Plan”), and my employment with UniFirst terminated on [DATE] (the “Separation Date”). My termination from employment with UniFirst entitles me to the payments and benefits set forth in Section 7 of the Plan, as well as the payments contemplated by my Senior Leadership Team Letter Agreement from UniFirst, dated as of [DATE], 2026 (the “Letter Agreement”), subject to my timely execution [and nonrevocation] of this Agreement.

I acknowledge and agree that I have [21/45]/[five] days from the Separation Date (the “Deadline”) to review the terms of this Agreement, accept the terms of this Agreement by signing where indicated below, and returning a signed copy of this Agreement to UniFirst (the day I execute this Agreement, the “Execution Date” (which I may do at any time prior to the Deadline, thereby waiving the remainder of the review period)). I acknowledge that UniFirst and Cintas Corporation (“Cintas”) have recommended that I have this Agreement reviewed by an attorney or advisor, at my own expense, and that if I chose to forego such review, I have done so voluntarily. [I further acknowledge and agree that, following the Execution Date, I will have seven days (the “Revocation Period”) to further consider this Agreement and to revoke such execution, in which case this Agreement will be null and void.] If I fail to execute this Agreement by the Deadline [or revoke my acceptance of this Agreement during the Revocation Period], this Agreement will not go into effect and I will not be entitled to receive any of the payments or benefits that are conditioned upon the effectiveness of this Agreement. If I timely execute this Agreement [and do not revoke it, the eighth day following] the Execution Date will be the effective date of this Agreement (the “Effective Date”).

As consideration for the payments and benefits contemplated by the Letter Agreement, the sufficiency of which I, on behalf of myself and my heirs, executors, dependents, affiliates, successors, and assigns, expressly acknowledge, I hereby unconditionally and irrevocably release, waive, and forever discharge UniFirst and Cintas (which, as used in this paragraph, shall also include UniFirst’s and Cintas’s current and former directors, officers, managers, employees, attorneys, agents, representatives, shareholders, subsidiaries, affiliates, successors, and assigns) (the “Released Parties”) from any and all claims, damages, rights, judgments, obligations, demands, and causes of action of any kind that I have or could claim to have, whether currently known or unknown, against the Released Parties. This release includes any and all claims relating to my employment by and resignation or termination from the Released Parties including, without limitation, those claims arising out of any offer letter or similar agreement or any event, condition, circumstance, or obligation that occurred, existed, or arose on or prior to the Execution Date, all claims for wages, commissions, vacation (other than earned or unused vacation that will be paid upon termination), holiday or sick pay, bonuses, employee benefits, fringe benefits, health or medical insurance, severance, retention, expense reimbursement, stock, stock options, equity or equity-based awards, cash or cash-based awards, or any other form of compensation or benefits, all claims of any kind for discrimination, wrongful discharge, retaliation, harassment, failure to reinstate or accommodate, any leave entitlements, all claims based on tort, emotional distress, negligence, all claims under any federal, state, or local civil or human rights law, including any claim under the Worker Adjustment & Retaining Notification Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Genetic Information

and Nondiscrimination Act, the Employee Retirement Income and Security Act of 1974, [the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, 29 U.S.C. Section 626, et seq.,] or under any other local, state, or federal law, regulation, or ordinance, or under any public policy, any doctrine of good faith and fair dealing, or common law, including actions for “bad faith” and any claims for wrongful discharge under any judicially recognized exceptions to the at-will employment doctrine, all claims for breach of contract, whether express or implied, and all claims for reinstatement, attorneys’ fees and costs. I understand that I may later discover claims or facts that may be different from, or in addition to, those that I now know or believe to exist with regard to the subject matter of this Agreement, and that, if known on the Execution Date, may have materially affected this Agreement or my decision to enter into it. I hereby waive any right or claim that might arise as a result of such different or additional claims or facts. Nothing in this Agreement shall release or impair any of the following rights or claims (collectively, the “Retained Claims”): (i) any right that cannot be waived by private agreement under law (including the right to file any claim for workers’ compensation or unemployment insurance), (ii) any claim to vested benefits under UniFirst’s benefit plans (including under the UniFirst Corporation Nonqualified Deferred Compensation Plan and the UniFirst Corporation Supplemental Executive Retirement Plan), or (iii) any rights to [(A) awards granted under the UniFirst Corporation 2010 Stock Option and Incentive Plan or the UniFirst Corporation 2023 Equity Incentive Plan, (B) awards issued by Cintas in substitution for any such awards pursuant to the Merger Agreement (as defined in the Letter Agreement), and (C) amounts payable pursuant to the Letter Agreement.]

Except for any Retained Claims, this Agreement represents the entire agreement between me and the Released Parties relating to the termination of my employment and my rights and entitlements in connection therewith. I further agree that the payments and benefits provided under this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that I may have against the Released Parties arising out of my employment to termination hereof, other than any Retained Claims.

I confirm that I have not filed any employment-related claim, charge, complaint, or action in any forum or form, and I will not file any such claim or lawsuit based on any events that have occurred at any time up until the Execution Date. I understand, however, that nothing in this Agreement prevents me from filing a charge with or cooperating with the Equal Employment Opportunity Commission (“EEOC”) or state Fair Employment Practices Agencies (“FEPA”), or openly and voluntarily communicating and cooperating with the EEOC or state FEPA. I also understand that I cannot seek or accept any monetary relief as a result of any EEOC or FEPA charge whether filed by me or another person or entity. I also understand and agree that nothing in this Agreement prevents me from exercising, in any way, my broad panoply of rights under Section 7 of the National Labor Relations Act, including my ability to speak with former coworkers regarding terms and conditions of employment, to file with the National Labor Relations Board (“NLRB”) an unfair labor practice charge, to assist a former coworker with the filing of a charge, to provide information to the NLRB, to assist with the NLRB’s investigation or litigation of a charge, or to speak with others regarding workplace issues.

I acknowledge and agree that I have received, other than to the extent a Retained Claim, from the Released Parties all wages and compensation I am owed or to which I am entitled by law at all times prior to the Execution Date. I further acknowledge and agree that I have previously reported to UniFirst or Cintas any and all work-related injuries that I may have incurred or illnesses that I may have suffered prior to the Execution Date, to the extent that such injury or illness arose out of and in connection with my employment or service with UniFirst or Cintas. I do not claim that I suffered any work-related injuries for which I have not been fully compensated by UniFirst or Cintas or its insurers. If I ever act in disregard of the covenants made in this Agreement, including by filing a charge, claim, or lawsuit based on any legal claims that I have agreed to release, and a Released Party is a prevailing party in the matter, I agree to pay for all costs and expenses incurred by such Released Party, including all reasonable attorneys’ fees, incurred in defending against my previously released claims.
Nothing in this Agreement shall impose any limit on my right to respond accurately and fully to any question, inquiry, or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding UniFirst, my employment or termination with UniFirst or Cintas, or this Agreement. I am not required to contact UniFirst or Cintas regarding the subject matter of such communications before engaging in such communications. I also understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that disclosure of trade secrets to attorneys in legal proceedings, if disclosed under seal, or pursuant to court order is also protected under 18 U.S. Code §1833, when disclosure is made in connection with a retaliation lawsuit based on the reporting of a suspected violation of law.

I acknowledge and agree that if I breach any provision of this Agreement, (i) I will forfeit any portion of the payments and benefits pursuant to the Letter Agreement that have not yet been paid and will be required to tender back to UniFirst or Cintas, as applicable, any portion of such payments and benefits that have already been made, and (ii) my actions may constitute a breach of my contractual obligations with UniFirst or Cintas and UniFirst and Cintas may be entitled to breach of contract damages. I acknowledge and agree that neither this Agreement nor UniFirst’s or Cintas’s offer to enter into this Agreement should be construed as an admission by UniFirst or Cintas that it has acted wrongfully toward me in any way. UniFirst and Cintas expressly deny any liability to me for any alleged wrongful acts by it or by any of its employees, representatives, or agents.

I acknowledge and agree that this Agreement may be modified only in writing, executed by each of the parties hereto. I acknowledge and agree that the obligations set forth in this Agreement are independent of one another and are severable from each other, in that any invalidity of one provision does not invalidate or extinguish any duties or rights set forth in other provisions.

I acknowledge and agree to the terms and conditions (which include releases) that are set forth on Annex I attached hereto, if applicable in my state of residence, and acknowledge and agree that the terms and conditions contained on Annex I will override the terms and conditions contained in this Agreement to the extent applicable.

I understand that this Agreement is a legal document and will have legal consequences. I acknowledge and agree that I have had a reasonable time to review this Agreement as set forth herein, that I have read this Agreement, that I am competent to enter into this Agreement, and that I fully know, understand, and appreciate its contents, and execute it voluntarily.

Date                                  [Name]

__________________         ____________________________________
Date         UniFirst Corporation

Annex I

STATE SPECIFIC PROVISIONS

•California: Waiver of Section 1542. I hereby state that it is my intention in executing this Agreement that it shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, and charge, including every claim for attorneys’ fees and costs, hereinabove released. I hereby expressly waive and relinquish all rights and benefits, if any, arising under the Civil Code of the State of California, which provides the following: Section 1542 [Certain Claims Not Affected By General Release.] A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
•Colorado: Nothing in this Agreement shall limit my ability to disclose or discuss any alleged discriminatory or unfair employment practice that I have reason to believe is unlawful.
•Illinois: Nothing in this Agreement shall limit my ability to disclose or discuss any alleged discriminatory or unfair employment practice that I have reason to believe is unlawful.
•Massachusetts: By executing this Agreement, I agree I am releasing claims against UniFirst and Cintas under Mass. Gen. Laws c. 149 Section 148, et seq. (the Massachusetts Wage Act). These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.
•Minnesota: Under the Minnesota Human Rights Act (MHRA) at Minn. Stat. § 363A.31, I acknowledge that for a period of fifteen (15) days from the date of the execution of this Agreement, I shall retain the right to revoke this Agreement by written notice to UniFirst and Cintas, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period.
•New Jersey: The release contained in this Agreement specifically includes, but is not limited to, any and all claims arising under the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-3, et seq.
•North Dakota: I expressly waive any and all rights that I may have under any state or local statute, executive order, regulation, common law, or public policy relating to unknown claims, including but not limited to all rights under N.D. Cent. Code § 9-13-02, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor, must have materially affected the creditor’s settlement with the debtor.”
•Puerto Rico: I understand, acknowledge, and agree that my employment with UniFirst and Cintas ended or will end for just cause, pursuant to Puerto Rico Act No. 80 of May 30, 1976, as amended (“Act No. 80”), on or about the date I execute this Agreement. I acknowledge, understand, and agree that the severance pay offered by UniFirst and Cintas as consideration in exchange for signing this Agreement shall be deemed and treated as statutory severance under Act No. 80 for tax purposes subject to the applicable payroll deductions.
•South Dakota: I expressly waive any and all rights that I may have under any state or local statute, executive order, regulation, common law, or public policy relating to unknown claims, including but not limited to all rights under S.D. Codified Laws § 20-7-11, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
•Washington: Nothing in this Agreement shall limit my ability to disclose or discuss any alleged discriminatory or unfair employment practice that I have reason to believe is unlawful.
•West Virginia: The release contained in this Agreement specifically includes, but is not limited to, any and all claims arising under the West Virginia Human Rights Act, W. Va. Code § 5-11-1, et seq. I have had up to 21 days within which to consider the Agreement. I am hereby advised by UniFirst and Cintas to consult with legal counsel, at my own expense, before signing. The toll-free telephone number of the West Virginia State Bar Association is 1-800-642-3617. Following execution of the Agreement, I have 7 days to revoke the Agreement in writing, and the Agreement shall not become effective or enforceable until the revocation period has expired.

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